MICHAEL C. DUNKLEY                 Telephone: (403) 291-0006
BARRISTER, SOLICITOR, NOTARY PUBLIC       Fax:      (403) 291-0198

                                                      Westview Building
                                                      Suite 202
MICHAEL C. DUNKLEY, B.A., LL,B.*                      2816 11 Street N.E.
                                                      Calagary, Alberta T2E 7S7


         May 11, 2005

         To Whom It May Concern:

         The firm of Michael C. Dunkley, Barrister, Solicitor, consents to the inclusion of our name, in any filings for Cal Alta Auto Glass Ltd. that are necessary now or in the near future with the U.S. Securities and Exchange Commission, for the purpose of indicating the name of the company's lawyer in the Province of Alberta, pursuant to the laws of which the company was incorporated.


         Yours Truly,


         By: /s/  Michael C. Dunkley
         Michael C. Dunkley